NEWS RELEASE

CONTANGO ORE, INC.

Contango Provides Corporate Update on Johnson Tract Critical Metals Project, Manh Choh Mine and Hedge Settlements

FAIRBANKS, AK -- (February 17, 2026) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) is pleased to provide an update on Johnson Tract permitting, Manh Choh operations and hedge contract settlements.

Johnson Tract Permitting

The Johnson Tract Critical Metals Project Permitting Timetable was officially placed onto the FAST-41 Dashboard on January 30, 2026. The permitting timetable for Johnson Tract serves as a publicly visible contract between the federal government and the Company to ensure that development of the Johnson Tract Critical Metals Project stays on track and remains coordinated between all parties involved in the ongoing permitting process. Updates can be viewed at the following link: https://www.permits.performance.gov/permitting-project/fast-41-covered-projects/contango-ore-johnson-tract-critical-metals-project.

Rick Van Nieuwenhuyse, the Company’s President & CEO said, “We are pleased that our Johnson Tract project is now up and running on the FAST 41 Dashboard, and posting progress in real time with our first Initial Application submitted for a Permit on February 2, 2026. We appreciate the efforts of Permitting Council, the US Army Corps of Engineers as the lead federal agency and all cooperating agencies and parties involved in the permitting process. We believe this transparent process will enable all parties to remain coordinated and accountable throughout permitting. I encourage all interested parties to stay up to date on the Johnson Tract Critical Metals Project as it moves through the permitting process.”

Manh Choh Operations

On February 5, 2026 the Peak Gold JV commenced the first production campaign for 2026 (“Campaign #1-2026”) of Manh Choh ore through the Kinross Fort Knox mill located near Fairbanks, Alaska. Processing of ore for Campaign #1-2026 is planned to continue into early to mid-March.

Rick Van Nieuwenhuyse continued, “At Manh Choh, we look forward to processing the first batch of ore for 2026 through the Fort Knox milling facility. It has been a cold winter in Alaska with Spring still a few months away, but ore has continued to be delivered to the Manh Choh stockpile at Fort Knox. Despite the conveyor belt fire reported at Fort Knox late last month, there has been no interruption to processing Manh Choh ore. We will continue to report production parameters as those results become available.

Hedge Contract Settlement

On February 12, 2026, the Company paid $46,381,535 to settle gold hedge contracts for 15,446 ounces with an average strike price of $2,025 per ounce with maturities ranging between March and September 2026. In addition, as part of a price protection strategy to offset the hedge settlements, the Company paid $448,986 to purchase 15,446 puts with a strike price of $4,000 per ounce. The schedule of the puts match the periods of the hedge settlements. The remaining gold hedge contracts total 11,000 ounces in 2026 and 15,000 ounces in the first half of 2027.

Mike Clark, the Company’s Chief Financial Officer said, “We are pleased to have substantially reduced our hedge book for 2026, resulting in more exposure to record high gold prices for the Company. We will continue to work with our lenders to eliminate the remainder of the hedges this year.”

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project from the underlying owner, CIRI, (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc., (iii) 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims, and (iv) a 100% interest in approximately 145,000 acres of State of Alaska mining claims that give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 388-7770

www.contangoore.com